                                                                                    QUOTA PURCHASE AGREEMENT

made by and between

Mr. Daniel Haesler

and

HPIL HOLDING

                                                                                                        October 26, 2012

Table of Contents

1	.	Sale And Purchase Of Shares			2
2	.	Purchase Price And Payment			2
3	.	Closing			3
		3.1	.	Actions By Haesler	3
		3.2	.	Actions By HPIL	3
4	.	Representations, Warranties, And Covenants Of Haesler			3
		4.1	.	Ownership Of Quotas	3
		4.2	.	Authorization	4
		4.3	.	Consents	4
		4.4	.	Compliance With Other Instruments	4
		4.5	.	Litigation	4
5	.	Representations, Warranties, And Covenants Of HPIL			4
		5.1	.	Ownership Of Shares	4
		5.2	.	Authorization	5
		5.3	.	Consents	5
		5.4	.	Compliance With Other Instruments	5
		5.5	.	Litigation	5
6	.	Conditions Precedent			5
		6.1	.	Due Diligence Provided By Haesler	6
		6.2	.	Due Diligence Provided By HPIL	6
7	.	Document Delivery			6
8	.	HPIL s Indemnity			6
9	.	Haesler s Indemnity			6
10	.	Payment Of Expenses			7
11	.	Approval Of Counsel			7
12	.	Notices			7
13	.	Additional Undertakings			8
14	.	Compliance With The Foreign Corrupt Practices Act And Export Control And
		Antiboycott Laws			8
15	.	Arbitration			9
16	.	Governing Law			9
17	.	Binding Effect			9
18	.	Counterparts			9
19	.	No Reliance			9
20	.	Captions			9
21	.	Entire Agreement			10

i

QUOTA PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT ( Agreement ) is signed this 26th day of October, 2012 but shall be made effective on or prior April 26, 2013 (the Closing Date ), by and between Mr. Daniel Haesler, an individual domiciled in Switzerland (hereafter Haesler ), and HPIL HOLDING, a Nevada (U.S.A.) corporation (hereafter HPIL );

R E C I T A L S:

The following is a recital of facts underlying this Agreement:

A.	Haesler is the legal and beneficial owner of One Hundred (100) quotas of HAESLER Real Estate Management SA, a real estate management company organized in Switzerland ( HREM ), representing One Hundred percent (100%) of the ownership of HREM.
B.	Haesler has agreed to assign and sell to HPIL, and HPIL has agreed to buy from Haesler, Thirty-Two (32) quotas owned by Haesler, representing Thirty-Two percent (32%) of the ownership of HREM, as well as all of Haesler s rights related thereto and any and all distributions or dividends now owing or hereafter to be declared thereon (the Quotas ), on the terms and conditions set forth herein.
C.	Haesler and HPIL (the Parties ) believe that the Purchase Price, as defined below, is the fair market value of the Quotas as of the date hereof. Haesler desires to sell and HPIL desires to purchase the Quotas at their fair market value.
D.	The Purchase Price shall be paid in the form of an assignment of the certain shares owned by HPIL to Haesler, as described in the Section 2. The Parties have agreed that no part of the Purchase Price shall be due, paid, or owing in cash.

     NOW, THEREFORE, in consideration of and in reliance upon the representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

1. Sale And Purchase Of Shares

     Subject to the approval by HPIL of the due diligence checklist provided for in the Section 6.1, Haesler hereby sells and conveys to HPIL, and HPIL hereby buys and accepts from Haesler, the Quotas, subject to the terms and conditions of this Agreement. The Parties have agreed that the closing of the transactions contemplated by this Agreement, including the acquisition of the Quotas, may be made directly by HPIL REAL ESTATE INC., a Nevada (U.S.A.) corporation focused on the real estate business sector and a wholly owned subsidiary of HPIL (hereafter HPIL RE ).

2. Purchase Price And Payment

     Subject to the approval by Haesler of the due diligence checklist provided for in the Section 6.2, the Purchase Price for the Quotas shall be Two Hundred and Ninety Seven Thousand and Five Hundred Dollars ($297,500). The Purchase Price shall be paid by an assignment of all of HPIL s right, title, and interest in and to the Shares described herein:

2.1. HPIL HOLDING is the legal and beneficial owner of Three Hundred and Fifty Thousand (350,000) treasury shares of common stock of the (the Shares ).

2.2. HPIL has agreed to assign and sell to Haesler, and Haesler has agreed to buy from HPIL, all of the Shares, as well as all of HPIL s rights related thereto and any and all dividends now owing or hereafter to be declared thereon, on the terms and conditions set forth herein. The Parties have agreed that the closing of the transactions contemplated by this Agreement, including the assignment of the Shares, may be made directly by HPIL RE.

3. Closing

     The closing of the transactions contemplated by this Agreement shall take place at the offices of HAESLER Real Estate Management SA, Viale Castagnola n. 27, Lugano 6906 (Switzerland), or other mutually agreed upon location on the Closing Date.

3.1.	Actions By Haesler
	At	closing, Haesler shall deliver to HPIL:
	a)	The Assignment of the Quotas executed by Haesler; and
	b)	Those other closing documents which HPIL may reasonably require.
3.2.	Actions By HPIL
	At	closing, HPIL shall deliver to Haesler:
	a)	A stock certificate representing the Shares with the following restrictive legend:
(i) The shares of stock represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold or otherwise transferred unless compliance with the registration provisions of such Act have been made, or unless availability of an exemption from such registration provisions has been established, or unless sold pursuant to Rule 144 of the Securities Act of 1933 ; and
	b)	Those other closing documents which Haesler may reasonably require.
4.	Representations, Warranties, And Covenants Of Haesler
Haesler hereby represents, warrants, and covenants to HPIL that:
	4.1.	Ownership Of Quotas
Haesler owns all right, title and interest (legal and beneficial) in and to all of the
	Quotas	being sold by Haesler pursuant to this Agreement free and clear of all liens,
	including,	but not limited to, any lien, pledge, claim, security interest, encumbrance,

mortgage, assessment, charge, restriction or limitation of any kind, whether arising by agreement, operation of law or otherwise, except for those imposed by applicable federal and state securities laws. Haesler has the full power and authority to sell, transfer, convey, assign and deliver the Quotas being sold by Haesler to HPIL, and upon delivery and payment for such Quotas at the closing, HPIL shall acquire valid and unencumbered title to such Quotas to be delivered by Haesler hereunder.

4.2. Authorization

     This Agreement constitutes a valid and legally binding obligation of Haesler, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3. Consents

     To Haesler s knowledge, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Haesler is required in connection with the consummation of the transactions contemplated by this Agreement.

4.4. Compliance With Other Instruments

     The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not result in a violation of, or default under, any instrument, judgment, order, writ, decree or contract known to Haesler, or an event that results in the creation of any lien, charge or encumbrance upon the Quotas being sold by Haesler. Haesler shall receive, as of the closing, all consents or waivers necessary to transfer the Quotas being sold by Haesler (together with all associated rights) to HPIL and neither the transfer nor the Quotas are subject to any right of first refusal, preemptive, tag-along or drag-along right, call right or other comparable obligations or restrictions that has not been waived in connection herewith.

4.5. Litigation

     There is no action, suit, proceeding or investigation pending or, to Haesler s knowledge, currently threatened that questions the validity of this Agreement, or the right of Haesler to enter into this Agreement, or to consummate the transaction contemplated hereby.

5.	Representations, Warranties, And Covenants Of HPIL
HPIL hereby represents, warrants, and covenants to Haesler that:
	5.1.	Ownership Of Shares
HPIL owns all rights, title and interest (legal and beneficial) in and to all of the

Shares being sold by HPIL pursuant to this Agreement free and clear of all liens, including, but not limited to, any lien, pledge, claim, security interest, encumbrance, mortgage, assessment, charge, restriction or limitation of any kind, whether arising by agreement, operation of law or otherwise, except for those imposed by applicable federal and state securities laws. HPIL has the full power and authority to sell, transfer, convey, assign and deliver the Shares being sold by HPIL to Haesler, and upon delivery and payment for such Shares at the closing, Haesler shall acquire valid and unencumbered title to such Shares to be delivered by HPIL hereunder.

5.2. Authorization

     This Agreement constitutes a valid and legally binding obligation of HPIL, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5.3. Consents

     To HPIL s knowledge, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of HPIL is required in connection with the consummation of the transactions contemplated by this Agreement.

5.4. Compliance With Other Instruments

     The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not result in a violation of, or default under, any instrument, judgment, order, writ, decree or contract known to HPIL, or an event that results in the creation of any lien, charge or encumbrance upon the Shares being sold by HPIL. HPIL shall receive, as of the closing, all consents or waivers necessary to transfer the Shares being sold by HPIL (together with all associated rights) to Haesler and neither the transfer nor the Shares are subject to any right of first refusal, preemptive, tag-along or drag-along right, call right or other comparable obligations or restrictions that has not been waived in connection herewith.

5.5. Litigation

     There is no action, suit, proceeding or investigation pending or, to HPIL s knowledge, currently threatened that questions the validity of this Agreement, or the right of HPIL to enter into this Agreement, or to consummate the transaction contemplated hereby.

6. Conditions Precedent

     The following shall be conditions precedent to HPIL s and Haesler s obligations to consummate the transaction contemplated by this Agreement (the fulfillment of which the Parties shall pursue in good faith and with reasonable diligence):

6.1. Due Diligence provided by Haesler

     At least ninety (90) days prior to the closing, Haesler shall present a formal written due diligence documentation listed in the Exhibit A solely satisfactory to HPIL. Thereafter, HPIL shall have until thirty (30) days prior the Closing Date to accept or reject the Agreement. If HPIL accepts the Agreement, then this condition precedent shall be deemed fulfilled.

6.2. Due Diligence provided by HPIL

     At least ninety (90) days prior to the closing, HPIL shall present a formal written due diligence documentation listed in the Exhibit A solely satisfactory to Haesler. Thereafter, Haesler shall have until thirty (30) days prior the Closing Date to accept or reject the Agreement. If Haesler accepts the Agreement, then this condition precedent shall be deemed fulfilled.

7. Document Delivery

     Each party shall have delivered to the other Parties the documents and effected the other deliveries contemplated by Section 3 of this Agreement.

8.	HPIL s Indemnity
	8.1.	Haesler shall indemnify, defend, and hold harmless HPIL from, against and with
	respect	to any claim, liability, obligations, loss, damage, assessment, judgment, cost and
	expense	(including, without limitation, reasonable attorneys and accountants fees and
	costs	and expenses reasonably incurred in investigating, preparing, defending against or
	prosecuting	any litigation or claim, action, suit, proceeding or demand) or any kind or
	character	(collectively, Losses ) arising out of or in any manner, incident, relating or
	attributable	to: any inaccuracy in any representation or breach of warranty of HPIL
	contained	in this Agreement and (ii) any failure by Haesler to perform or observe, or to
	have	performed or observed, in full any covenant, agreement or condition to be performed
	or	observed by Haesler under this Agreement or any of the other agreements or instruments
	executed	and delivered by Haesler on the Closing Date.
	8.2.	HPIL agrees that the sole and exclusive remedy for money damages relating to this
	Agreement	and the transactions contemplated hereby shall be the rights to indemnification
	set	forth in this Section 8.
9.	Haesler s Indemnity
	9.1.	HPIL shall indemnify, defend, and hold harmless Haesler from, against and with
	respect	to any claim, liability, obligations, loss, damage, assessment, judgment, cost and
	expense	(including, without limitation, reasonable attorneys and accountants fees and
	costs	and expenses reasonably incurred in investigating, preparing, defending against or
	prosecuting	any litigation or claim, action, suit, proceeding or demand) or any kind or
	character	(collectively, Losses ) arising out of or in any manner, incident, relating or
	attributable	to: any inaccuracy in any representation or breach of warranty of Haesler contained in this Agreement and (ii) any failure by HPIL to perform or observe, or to have performed or observed in full any covenant, agreement or condition to be performed or observed by HPIL under this Agreement or any of the other agreements or instruments executed and delivered by HPIL on the Closing Date.

9.2. Haesler agrees that the sole and exclusive remedy for money damages related to this Agreement and the transactions contemplated hereby shall be the rights to indemnification set forth in this Section 9.

10. Payment Of Expenses

     Each of the Parties shall pay their own expenses associated with this Agreement and the transactions contemplated herein.

11. Approval Of Counsel

     All instruments or documents to be delivered by any party to this Agreement shall be in form and content reasonably satisfactory to the counsel for the party receiving such instrument or document.

12. Notices

     All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) five (5) business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) when dispatched by electronic facsimile transmission (with confirmation of successful transmission), or (d) one (1) business day after having been dispatched by an internationally recognized overnight courier service, in each case to the appropriate party at the address or facsimile number specified below:

If to the Haesler:

Mr. Daniel Haesler Berghofstrasse 44 8708 Männedorf (Zurich) Switzerland

Facsimile No.: 0041-919-714-048 with a copy (which shall not constitute notice) to the following e-mail address: daniel.haesler@Haesler.com and with copies (which shall not constitute notice) to:

HAESLER Real Estate Management SA
Attn.: Giovanni Stolz
Viale Castagnola n. 27
Lugano 6906

Switzerland
Facsimile No.: 0041-91-971-4048

If to HPIL:

HPIL HOLDING

Attn.: Louis Bertoli, President and C.E.O., Chairman 7075 Gratiot Road, Suite One Saginaw, Michigan 48609 United States of America Facsimile No.: 001(248)750-1016

with a copy (which shall not constitute notice) to the following e-mail addresses: info@hpilholding.com and loui.bertoli@hpilholding.com and with a copy (which shall not constitute notice) to:

Attn: David B. Braun, Esq
Howard & Howard Attorneys PLLC
450 W. Fourth Street
Royal Oak, Michigan 48067
Facsimile No.: 001 (248) 645-1568

     Any party hereto may change its address or facsimile number for the purposes of this Section 12 by giving notice as provided herein.

13. Additional Undertakings

     The Parties shall hereafter each take those actions and execute and deliver those documents and instruments as shall be reasonably necessary in order to fulfill the intent and purpose of this Agreement, and shall cooperate in any filing, registration, investigation or other activity that shall be required or shall occur as a result of or in connection with this transaction.

14. Compliance With The Foreign Corrupt Practices Act And Export Control And Antiboycott Laws

     Neither Haesler or HPIL or any representative of Haesler or HPIL in its capacity as such has violated the Foreign Corrupt Practices Act or the anticorruption laws of any jurisdiction where Haesler or HPIL does business. Each of Haesler and HPIL has at all times complied with all legal requirements relating to export control and trade sanctions or embargoes. Neither Haesler or HPIL have violated the antiboycott prohibitions contained in 50 U.S.C. Sections 2401 et seq. or taken any action that can be penalized under Section 999 of the Internal Revenue Code of 1986, as amended.

15. Arbitration

     Any and all disputes or controversies between the Parties arising out of or in connection with this Agreement shall be finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce; provided, a party may seek a temporary restraining order, preliminary injunction, or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite any such action for provisional relief, the Parties will continue to participate in good faith in the procedures specified in this Section 12. Each party shall appoint one arbitrator who shall mutually appoint a third arbitrator who shall be the sole arbitrator for the proceeding. The arbitration shall be held, and any award shall be rendered, in Paris (France), in the English language. The award may include reimbursement of the costs of the arbitration (including, without limitation, reasonable attorney fees) to the prevailing party or a portion of such costs as determined by the arbitrator. An award of the arbitrator shall be final and binding on the Parties and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

16. Governing Law

     This Agreement and its application and interpretation will be governed exclusively by its terms and the laws of the State of Nevada, and excluding any conflicts of law provisions which would require the application of any law other than Nevada.

17. Binding Effect

     All of the terms and provisions of this Agreement by or for the benefit of the Parties shall be binding upon and inure to the benefit of their successors, assigns, heirs and personal representatives. The rights and obligations provided by this Agreement shall not be assignable by any party. Except as expressly provided herein, nothing herein is intended to confer upon any person, other than the Parties and their successors, any rights or remedies under or by reason of this Agreement.

18. Counterparts

     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

19. No Reliance

     No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement. The Parties assume no liability to any third party because of any reliance on the representations, warranties and agreements contained in this Agreement.

20. Captions

     Captions to sections and subsections of this Agreement have been included solely for the sake of convenient reference and are entirely without substantive effect.

21. Entire Agreement

     This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as set forth specifically herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be implied or be binding (including, without limitation, any alleged waiver based on a party s knowledge of any inaccuracy in any representation or warranty contained herein) unless in writing and signed by the party against which such amendment, supplement, modification, waiver or termination is asserted. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly therein provided.

     THIS STOCK PURCHASE AGREEMENT has been entered into as of the date first set forth above.

Haesler: Mr. Daniel Haesler, an individual domiciled in Switzerland	HPIL: HPIL HOLDING, a Nevada corporation

By:	/S/ Daniel Haesler	By: /S/ Louis Bertoli
	Daniel Haesler	Louis Bertoli
As:	Individual	As: President and C.E.O.

Exhibit A - Due Diligence Checklist

Instructions: Please provide each of the following items duly numbered show below. If the item is incomplete or is not applicable please indicate.

Section 1 - Corporate

Comments

A. Corporate structure showing all subsidiaries, % owned of each, and jurisdiction in which each is incorporated.

B.	Certificate of Incorporation of each listed above.
C.	Shareholder list and number of shares owned for each listed above.
D.	List and copy of all Board of Director Resolutions for each listed above.
E.	List and copy of all Shareholder Resolutions for each listed above.
F.	Copy of Corporate Book for each listed above.

Section 2 - Business

Comments

A. Recent Company and industry analyses prepared by company, investment bankers, engineers, management consultants, etc., including marketing studies, credit and financial reports.

B. Company objectives and brief description of strategy to achieve it, and a list of milestones expected in the next 6, 12 and 24 months.

C.	Brief description of principle products and services.

Exhibit A - Due Diligence Checklist

Instructions: Please provide each of the following items duly numbered show below. If the item is incomplete or is not applicable please indicate.

D. Brief summary of what differentiates your products/ services from the competition (e.g., high barriers to entry, first-mover advantage, etc.).

E. List of top 10 customers indicating prior fiscal year total sales and year to date actual sales for the current fiscal year.

F. List of top 10 suppliers indicating prior fiscal year total purchases and year to date purchases for the current fiscal year.

G. Details regarding any customer or supplier problems or disputes, which if not resolved, could have a material effect on the Company s business.

Section 3 - Related Party Transactions

Comments

A. List and description of assets or properties used by the Company in which any officer, director, stockholder, or employee has any interest.

B. Provide detail of all transactions with affiliates, management, the board, 5%+ owners during the last 12 months as well as any contemplated transactions.

C. Provide details of any loans, past due salaries, accrued compensation due to affiliates, management, the board and 5%+ owners.

Section 4 - Cash Position

Comments

A.	Current cash position and monthly burn rate.

Exhibit A - Due Diligence Checklist

Instructions: Please provide each of the following items duly numbered show below. If the item is incomplete or is not applicable please indicate.

B.	Drivers of negative cash flow (if applicable) during prior 12 months.
C.	Target date and revenue run rate for becoming cash flow positive.
D.	Provide last 5 years of year end financial statements.
E.	Provide last 12 months of quarterly financial statements.
F.	Provide current quarterly financial statements.

Section 5 - Income Statement / Balance Sheet

Comments

A.	Quarterly P&L and cash flow forecasts for next 2 years with key growth assumptions.
B.	List of major customers detailing 12 month historical and 24 month projected revenue.

Provide validation of projected revenue (e.g., discussions, contracts, etc.) for each customer.

C. Current fiscal year estimate of gross revenues and gross margin for each principle product or service compared to the prior fiscal year.

D. Contingency plan if the Company s current product line, lead product or service doesn t sell as projected?

E. Documentation of material write-downs of notes, accounts receivable, or other assets.

Exhibit A - Due Diligence Checklist

Instructions: Please provide each of the following items duly numbered show below. If the item is incomplete or is not applicable please indicate.

F. List of all debt, including terms, maturity and security interest in assets of the Company (including intellectual property).

G.	List of capitalized leases, guarantees and other contingent liabilities.
H.	Please list any tax related matters for the last 10 years.

Section 6 - Current Capital Structure

Comments

A.	Reconciliation of common shares to fully diluted shares, detailing:
-	Security type (convertible debt or convertible preferred stock, options, warrants);
-	Holder s name, number of securities owned, exercise price, issue date and expiration date;
-	Description of adjustments and/or resets to the exercise price or conversion price of any of the above securities;

  Description of lock-ups and rights of first refusal on future financings;
  Description of registration rights.
  List of all 5%+ shareholders and corresponding ownership interests.
  Number of shares not currently registered, with detail of registration rights (i.e., 144,

piggyback, demand, etc.).

D. Provide details of any outstanding preferred shares, including terms, holder, when acquired and how acquired.

Exhibit A - Due Diligence Checklist

Instructions: Please provide each of the following items duly numbered show below. If the item is incomplete or is not applicable please indicate.

Section 7 - Legal

Comments

A.	Description of claims asserted or threatened by third parties related to Intellectual Property.
B.	List of each threatened or pending claim, lawsuit, arbitration, or investigation against the

Company or its officers or directors for the past 10 years.

C. Any regulatory body matters for the last 10 years.

Section 8 - Financings

Comments

A.	Statement detailing specific use of investment proceeds.
B.	Is this investment sufficient or will other financing rounds be required within the next 18 months? If so how much and when?

C.	Number of shares expected to be issued in this financing.
D.	Total number of current shareholders.
E.	Number of shares in float. If there is any significant shareholder concentration, detail who the shareholders are and how the shares were acquired.

F. Details of Investor Relations / Public Relations programs, including the Company s plan for future communications to the investor community.

Exhibit A - Due Diligence Checklist

Instructions: Please provide each of the following items duly numbered show below. If the item is incomplete or is not applicable please indicate.

G.	Details of share issuances during the past 12 months to both retail and institutional investors.
H.	Details of shares issued for services during the past 12 months.

Section 9 - Contracts / Agreements / Intellectual Property

Comments

A.	Summary of material contracts, licensing agreements and joint ventures.
B.	Copies of all judgments or liens entered against the Company for the past 10 years, as well as copies of material patents, patent applications, trademarks, trade names, copyrights, etc. ( Intellectual Property ) owned or used by the Company.

C. List of IP and summary key description and points of note of same.

Section 10 - Management & Directors

Comments

A.	Directors and Officers Resumes and Biographies.
B.	If applicable, what are the Company s plans to alter the Board of Directors (e.g., add independent directors)?

C. List of all sales and purchase of the Company s common stock by senior management and directors during the past 12 months.

Exhibit A - Due Diligence Checklist

Instructions: Please provide each of the following items duly numbered show below. If the item is incomplete or is not applicable please indicate.

D. Additional key points or due diligence items on other companies to which the Directors or Officers of the company are related.

E. Any issue of note of past Directors or Officers of company.

Section 11 - Press Releases

Comments

A. Provide all press releases for the past 10 years.

Section 12 - Investment History

Comments

A.	How much money has the current management team and Board invested in the Company?
B.	List of all prior investors with respective terms and valuation.

Section 13 - Other

Comments

A. List of at least three customers (or industry experts if no current customers) who can provide third party validation of the Company s technology, products or services.

B. Contact information of current auditor and outside legal counsel, including contact name, address and phone number.